UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 25, 2013 (November 22, 2013)

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36006	80-0907968
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

807 Las Cimas Parkway, Suite 350 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 328-2953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry Into a Material Definitive Agreement.

Sabine Acquisition

On November 22, 2013, Jones Energy Holdings, LLC (“JEH”), a subsidiary of Jones Energy, Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Sabine Mid-Continent LLC (“Sabine”).

Pursuant to the Purchase Agreement, JEH agreed to purchase certain oil and natural gas properties located in Texas and Oklahoma for a base price of $195,000,000 (the “Unadjusted Purchase Price”), subject to adjustments to reflect an effective date of October 1, 2013 (the “Acquisition”).  The Acquisition will be financed primarily through borrowings under the Company’s existing senior secured revolving credit facility.

The Purchase Agreement contains customary representations, warranties, covenants and conditions to closing.  The Purchase Agreement also contains certain customary termination rights for both JEH and Sabine, including a right to terminate if the Acquisition has not closed on or before December 31, 2013. The Purchase Agreement further provides that, under certain circumstances, upon the termination of the Purchase Agreement by Sabine due to the failure of JEH to perform or observe its covenants or due to the breach by JEH of its representations and warranties thereunder, Sabine may be entitled to retain the $9.75 million deposit made in connection with the signing of the Purchase Agreement. The Purchase Agreement also contains customary indemnification provisions for transactions of this size and nature.

The parties expect the Acquisition will close on or about December 18, 2013, subject to the satisfaction or waiver of customary closing conditions.  The closing of the Acquisition is not conditioned on JEH’s receipt of financing.  There can be no assurance that all of the conditions to closing the Acquisition will be satisfied.

The foregoing description is incomplete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2013.

Item 2.06                                           Material Impairments

The disclosures set forth under Item 8.01 are incorporated by reference into this Item 2.06.

Item 7.01                                           Regulation FD Disclosure

On November 25, 2013, the Company issued a press release announcing the Acquisition described in Item 1.01 of this Report. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, each as amended.

Item 8.01                                           Other Events

Expiration of Southridge Joint Development Agreement

As previously disclosed, on October 31, 2013, the Farmout Agreement (the “Joint Development Agreement”), dated as of April 14, 2011, between JEH and Southridge Energy, LLC (“Southridge”), expired in accordance with its terms.

Pursuant to the Joint Development Agreement, JEH drilled 28 gross wells since entering into the Joint Development Agreement.  Under the Joint Development Agreement, JEH was obligated to drill 20 additional wells prior to October 31, 2013 in order to continue to earn an interest in future wells and acreage. JEH did not complete any wells under the Joint Development Agreement in 2013, as it instead focused its drilling capital budget on drilling locations in the Cleveland formation and elsewhere in the Woodford shale formation where it believes opportunities for better well-level economics are present, based, among other factors, on type curve analysis it performed this year on recently-completed Southridge wells.

Following the expiration of the Joint Development Agreement, JEH made a proposal to acquire from Southridge all of its interest in the Arkoma Woodford properties covered by the Joint Development Agreement on terms JEH deemed appropriate.  On November 22, 2013, Southridge rejected JEH’s proposal.  Due to the expiration of the Joint Development Agreement, JEH lost the right to continue to develop approximately 11,517 gross (3,310 net) acres in the Woodford shale formation, including approximately 15.5 MMBoe of proved undeveloped reserves attributable to such acreage (representing approximately 18% of the Company’s proved reserves and approximately 7% of its standardized measure as of December 31, 2012) that were included in its estimated proved reserves as of December 31, 2012.

In connection with this reduction of proved reserves and pursuant to requirements under generally accepted accounting principles, on November 22, 2013, the Company concluded it will take a noncash, pre-tax impairment charge of approximately $14.4 million in the fourth quarter of 2013. Management does not presently believe the impairment charge will result in material future cash expenditures.

Item 9.01                                           Financial Statements and Exhibits

(a)                                 Financial Statements of Businesses Acquired

The Company will file the financial statements of Sabine under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(b)                                 Pro Forma Financial Information

The Company will file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release, dated November 25, 2013 (Announcing Sabine Acquisition)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES ENERGY, INC.

Date: November 25, 2013	By:	/s/ Robert J. Brooks
Robert J. Brooks
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated November 25, 2013 (Announcing Sabine Acquisition)